Exhibit (p4)

Kopernik Global Investors

Code of Business Conduct and Ethics

Contents

1. Introduction	3
2. Kopernik’s Fiduciary Culture	4
3. Compliance with Laws, Rules, and Regulations	4
4. Conflicts of Interest / Unlawful Actions	5
5. Insider Trading	6
Introduction	6
Insider Trading Determination	6
Insider Status	7
Material Non-Public Information	7
Identifying and Reporting Potential Inside Information	7
Preventing and Detection of Insider Trading	8
6. Personal Trading	9
7. Outside Directorships and Other Outside Activities and Interests	9
Board Member or Trustee	9
Board Members of Kopernik Portfolio Companies	9
Not-for-Profit Organizations	10
Outside Financial or Business Interests	10
8. Cash Compensation, Gifts, and Entertainment	11
Cash Compensation	11
Gifts and Entertainment	12
General	12
Reporting of Gifts and Entertainment	12
Compliance with Anti-Corruption Laws	12
9. Political Contributions and Activities	13
Introduction	13
Definitions	14
Pre-Clearance Requests of Political Contributions	14

I-1

NOT FOR FURTHER DISTRIBUTION

All Employees	14
New Hires	14
Recordkeeping	15
10. Corporate Opportunities and Resources	15
11. Recordkeeping and Retention	15
12. Confidentiality	16
13. Administration and Enforcement	17
Approval of the Code	17
Violations	17
Sanctions for Violations of the Code	17
Form ADV Disclosure	18
Interpretation of the Code	18
Appendix A: Personal Securities Transactions Policy	19
1. Overview	19
2. Requirements and Restrictions	21
3. Reporting Requirements	26
4. Consequences of Violations of this Policy	28

I-2

NOT FOR FURTHER DISTRIBUTION

1. Introduction

The Kopernik Code of Ethics (the “Code”) summarizes the values, principles, and business practices that guide our business conduct. The Code establishes a set of basic principles to guide all employees of Kopernik Global Investors, LLC (“Kopernik” or “the Firm”) regarding the minimum requirements which we are expected to meet. The Code applies to all of our employees regardless of seniority, job title, or location. It is not, however, intended to provide an exhaustive list of all the detailed internal policies and procedures, regulations and legal requirements that may apply to you as a Kopernik employee. The Kopernik Compliance Manual contains the Firm’s policies covering various legal and regulatory requirements. All Kopernik employees are required to read the Compliance Manual, understand its contents as it relates to their job function and duty to clients, and to abide by the policies contained therein.

All individuals subject to the provisions of the Code must conduct themselves in a manner consistent with the requirements and procedures set forth herein. Adherence to the Code is a fundamental condition of employment with Kopernik.

Kopernik is a registered investment adviser and acts as investment manager or adviser to registered investment companies, institutional investment clients, employee benefit trusts, high net worth individuals, and other types of investment advisory clients. In this capacity, we serve as fiduciaries.

The fiduciary relationship mandates adherence to the highest standards of conduct and integrity.

Personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of our clients. Consistent with this fiduciary duty, the interests of clients take priority over the personal investment objectives and other personal interests of Kopernik personnel. Accordingly:

•	Employees must work to mitigate or eliminate any conflict, or appearance of conflict, between the self-interest of any individual covered under the Code and his or her responsibility to our clients, or to Kopernik.

•	Employees must never improperly position with Kopernik for personal gain to themselves, their family, or any other person.

The Code is intended to comply with the provisions of the Investment Advisers Act of 1940 (the “Advisers Act”), including Rule 204A-1, which requires registered investment advisers to adopt and enforce codes of ethics applicable to their supervised persons. In addition, the Code is intended to comply with Rule 17j-1 under the (U.S.) Investment Company Act of 1940 (the “1940 Act”) which applies to us because we serve as an investment adviser to registered investment companies. Rule 17j-1 specifically requires us to adopt a code of ethics that contains provisions reasonably necessary to prevent our “access persons” from engaging in fraudulent conduct, including insider trading.

Kopernik utilizes the ComplySci platform for Code of Ethics related tracking, disclosures, and certifications. If you have any issues with the ComplySci platform,please review the ComplySci FAQs at: https://resourcecenter.comply.com/s/. If your issue persists, please contact a representative of the Legal and Compliance team for assistance. ComplySci can be accessed at the following link: http://kopernikglobal.complysci.com.

I-3

NOT FOR FURTHER DISTRIBUTION

2. Kopernik’s Fiduciary Culture

The primary objective of Kopernik’s business is to manage the highest quality investment portfolios for our clients. We view this as the likely long-term product of a superior philosophy, high-caliber people, and a value enhancing process and culture. Kopernik requires that all dealings with, and on behalf of existing and prospective clients be handled with honesty, integrity, and high ethical standards, and that such dealings adhere to the letter and spirit of applicable laws, regulations, and contractual guidelines. As a general matter, Kopernik is a fiduciary that owes its clients a duty of undivided loyalty, and each employee has a responsibility to act in a manner consistent with this duty.

When dealing with or on behalf of a client, every employee must act solely in the best interests of that client. In addition, various comprehensive statutory and regulatory structures such as the 1940 Act, the Adviser’s Act and the Employee Retirement Income Security Act (“ERISA”), all impose specific responsibilities governing the behavior of personnel in carrying out their responsibilities. Kopernik and its employees must comply fully with these rules and regulations. Legal and Compliance Department personnel are available to assist employees in meeting these requirements.

All employees are expected to adhere to the high standards associated with our fiduciary duty, including care and loyalty to clients, competency, diligence and thoroughness, and trust and accountability. Further, all employees must actively work to avoid the possibility that the advice or services we provide to clients is, or gives the appearance of being, based on the self-interests of Kopernik or its employees and not the clients’ best interests.

Our fiduciary responsibilities apply to a broad range of investment and related activities, including sales and marketing, portfolio management, securities trading, allocation of investment opportunities, client service, operations support, performance measurement and reporting, as well as your personal investing activities. These obligations include the duty to avoid material conflicts of interest (and, if this is not possible, to provide full and fair disclosure to clients in communications), to keep accurate books and records, and to supervise personnel appropriately. These concepts are further described in the Sections that follow.

3. Compliance with Laws, Rules, and Regulations

Kopernik is committed to conducting its business in compliance with applicable laws and regulations and in accordance with the highest ethical principles. This commitment helps ensure our reputation for honesty, quality, and integrity. All individuals subject to the Code are required to comply with all such laws and regulations. All employees are required to comply with the U.S. federal securities laws. These laws include, but are not limited to, the 1940 Act, the Advisers Act, ERISA, the Securities Act of 1933 (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to our activities, and any rules adopted thereunder by the Securities and Exchange Commission (“SEC”), Department of the Treasury, or the Department of Justice.

I-4

NOT FOR FURTHER DISTRIBUTION

4. Conflicts of Interest / Unlawful Actions

A “conflict of interest” exists when a person’s private interests may be contrary to the interests of Kopernik’s clients or to the interests of Kopernik itself.

A conflict situation can arise when a Kopernik employee takes actions or has interests (business, financial, or otherwise) that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may arise, for example, when a Kopernik employee, or a member of his or her family, receives improper personal benefits (including personal loans, services, or payment for services that the Kopernik employee performs in the course of Kopernik business) as a result of his or her position at Kopernik or gains personal enrichment or benefits through access to confidential information. Conflicts may also arise when a Kopernik employee, or a member of his or her family, holds a significant financial interest in a company that does an important amount of business with Kopernik or has outside business interests that may result in divided loyalties or compromise independent judgment. Moreover, conflicts may arise when making securities investments for personal accounts or when determining how to allocate trading opportunities.

Conflicts of interest can arise in many common situations, despite one’s best efforts to avoid them. This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of the specific procedures will not shield you from liability for personal trading or other conduct that violates your fiduciary duties to our clients. Kopernik employees are encouraged to seek clarification of, and discuss questions about, potential conflicts of interest. If you have questions about a particular situation or become aware of a conflict of interest or potential conflict, you should bring it to the attention of your supervisor, the General Counsel and Chief Compliance Officer (“CCO”), or a representative of the Legal and Compliance Department.

In addition to the specific prohibitions contained in the Code, you are, of course, subject to a general requirement not to engage in any act or practice that would defraud our clients. This general prohibition (which also applies specifically in connection with the purchase and sale of a Security held or to be acquired or sold) includes:

•	Making any untrue statement of a material fact or employing any device, scheme, or artifice to defraud a client;

•	Omitting to state (or failing to provide any information necessary to properly clarify any statements made, in light of the circumstances) a material fact, thereby creating a materially misleading impression;

•	Accepting any compensation for the purchase or sale of any property to or for a fund or other client account;

•	Making investment decisions, changes in research ratings and trading decisions other than exclusively for the benefit of, and in the best interest of, our clients;

•	Using information about investment or trading decisions or changes in research ratings (whether considered, proposed, or made) to benefit or avoid economic injury to you or anyone other than our clients;

•	Taking, delaying, or omitting to take any actions with respect to any research recommendation, report, or rating or any investment or trading decision for a client in order to avoid economic injury to you or anyone other than our clients;

I-5

NOT FOR FURTHER DISTRIBUTION

•	Purchasing or selling a security on the basis of knowledge of a possible trade by or for a client with the intent of personally profiting from personal holdings in the same or related securities (“front-running” or “scalping”);

•	Revealing to any other person (except in the normal course of your duties on behalf of a client) any information regarding securities transactions by any client or the consideration by any client of any such securities transactions; or

•	Engaging in any act, practice, or course of business that operates or would operate as a fraud or deceit on a client or engaging in any manipulative practice with respect to any client.

Kopernik requires all employees to disclose any conflicts of interest that any person may become aware of upon joining Kopernik or during their course of employment. These disclosures must be made to the Legal and Compliance Department in writing or through the ComplySci system (Kopernikglobal.complysci.com).

5. Insider Trading

Introduction

There are instances where Kopernik employees may have confidential “inside” information about Kopernik’s trading activities or about a company in which we may invest on behalf of clients that is not known to the investing public. Kopernik employees must maintain the confidentiality of such information. If a reasonable investor would consider this information important in reaching an investment decision, the Kopernik employee with this information must not buy or sell securities of any of the companies in question or give this information to another person who trades in such securities.

Insider Trading Determination

The term “insider trading” is not expressly defined in the federal securities laws, but for purposes of the Code means to trade in securities (whether or not the person making the trade is an “insider” of the issuer) while in possession of material non-public information relating to such securities or the issuer of such securities, receives in the context of a relationship of trust or confidence. As discussed above, Kopernik is a fiduciary to its clients and any non-public information received while employed or otherwise associated with Kopernik should be assumed to have been received in the context of a relationship of trust or confidence. Additionally, employees who communicate or “tip” such material non-public information to another person or chain of persons who trade on those securities are likely to be subject to SEC and/or criminal prosecution.

Communication of material non-public information to others, either inside or outside of Kopernik, is prohibited except for discussions designed to assess such information with the Legal and Compliance department. While the law concerning insider trading is not static, the following activities are generally understood to be prohibited:

• Trading by an insider while in possession of material non-public information;

I-6

NOT FOR FURTHER DISTRIBUTION

•	Trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; and

•	Communicating material non-public information to others.

Insider Status

The concept of an “insider” is broad and includes officers and employees of a company or other entities who have issued securities, such as a municipality or a closed-end fund. In addition, a person such as a securities analyst can become a “temporary insider” if he or she enters into a relationship with the issuing entity (which may include a confidentiality agreement or other agreement to “come over the wall”) and is given access to non-public information solely for the company’s purposes. A temporary insider can include, among others, attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. Employees may also be deemed “insiders” with respect to information about actual or potential securities purchases or sales by the Firm on behalf of Kopernik-managed funds and/or accounts, since information about such purchases and sales could be deemed material non-public information unless and until it is publicly disclosed.

Material Non-Public Information

“Material information” generally is defined as information that a reasonable investor would likely consider important in making his or her investment decisions, or information that is reasonably likely to have a substantial effect on the price of an issuer’s securities. Information that employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, announcements concerning major litigation, liquidation problems, and extraordinary management developments.

Information is “non-public” until it has been effectively communicated to the marketplace. Employees must be able to point out concrete evidence that the information is public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, or other publications in general circulation, or available through online sources, would be considered “public.” Client portfolio holdings may be deemed material non-public information. Except as may be expressly permitted by Legal and Compliance, the Firm’s policy is not to disclose mutual fund portfolio holdings other than to the client or to third-party vendors with a legitimate business need for such information unless at least 30 days have passed since the date portfolio holdings were determined. With respect to Kopernik Private Funds or CIT portfolio holdings, the Firm’s policy is not to disclose portfolio holdings until 10 business days after month-end.

Identifying and Reporting Potential Inside Information

If an employee believes or is concerned that he/she received material, non-public information, the employee should immediately contact Legal and Compliance. Employees may inform their supervisors that they may have received material, non-public information, but should not pass along the information to any supervisor or anyone other than a representative of Legal and Compliance.

I-7

NOT FOR FURTHER DISTRIBUTION

Employees who believe or are concerned that they have received such information should never purchase or sell any securities on behalf of anyone, including Kopernik funds or other client accounts.

After Kopernik’s CCO has considered the issue, the employee will be instructed to continue the prohibitions against trading and communication or will be permitted to trade and communicate the information, depending upon the outcome of the review. Until receipt of such direction from Legal and Compliance in writing, the employee may not take any action with regard to a proposed transaction or communication of the information. For certain employees, who are not integral to the investment management process, Legal and Compliance may be able to institute information barriers around the employee to “wall off” a person who has received material non-public information.

Preventing and Detection of Insider Trading

To prevent insider trading, Legal and Compliance will train employees on Kopernik’s policies and procedures; answer questions regarding Kopernik’s relevant policies and procedures; resolve issues of whether information received by an employee is material and non-public; restrict employees and Kopernik on behalf of clients from trading in securities of any issuer when those employees have received material, non-public information; and promptly review, approve, or disapprove, in writing, each request of an employee or Kopernik to trade in securities; and periodically review employees’ personal securities transactions and trading activity of accounts managed by the Firm for suspicious activity.

The use of expert networks can raise a variety of potential legal and compliance issues, in addition to the potential to obtain material non-public information. Please refer to “Procedures Related to Kopernik’s Use of Expert Networks” in the Kopernik Compliance Manual (See Appendix S) for information regarding Kopernik’s use of Expert Networks.

Compliance will maintain a “Restricted List” of securities issuers about which a determination has been made that it is prudent to restrict trading activity. For example, if investment personnel have acquired material, non-public information about a company, that company’s securities will be added to the Restricted List and blocked in the compliance system: Bloomberg Asset & Investment Management Compliance Manager (CMGR). As a general rule, trades will not be allowed for clients, or for the securities accounts of employees, in the securities of a company appearing on the Restricted List, except with approval of the CCO. Securities or companies added to the Restricted List will also be restricted in ComplySci in order to monitor employee trading in securities that the firm may possess MNPI. Any determination to remove a company from the Restricted List must be approved by the CCO (or her designee). The CCO (or her designee) will document decisions to add companies to and remove companies from the Restricted List using an “MNPI” log kept by Legal and Compliance. Restrictions with regard to securities on the Restricted List are also considered to extend to options, rights, or warrants relating to those securities and any securities convertible into those securities.

All questions regarding Kopernik’s policies and procedures to prevent insider trading should be referred to the Firm’s CCO.

I-8

NOT FOR FURTHER DISTRIBUTION

6. Personal Trading

Kopernik recognizes the importance of its employees being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies. However, because of the potential conflicts of interest inherent in our business, our industry and Kopernik have implemented certain standards and limitations designed to minimize these conflicts and help ensure that we focus on meeting our duties as a fiduciary for our clients.

Kopernik senior management believes it is important for employees to align their own personal interests with the interests of our clients (please refer to Kopernik’s Co-Investment Policy). Consequently, employees are encouraged to invest in the mutual fund products, private fund products (if eligible), and services offered by Kopernik, where available and appropriate.

The policies and procedures for personal trading are set forth in full detail in the Personal Securities Transactions Policy, included in the Code as Appendix A.

7. Outside Directorships and Other Outside Activities and Interests

Although activities outside of Kopernik are not necessarily a conflict of interest, a conflict may exist depending upon your position within Kopernik and Kopernik’s relationship with the particular activity or entity in question. Outside activities may also create a potential conflict of interest if they cause a Kopernik employee to choose between that interest and the interests of Kopernik or any client of Kopernik.

Board Member or Trustee

Kopernik Employees may not serve as a board member, director, or trustee in any for-profit unaffiliated third-party entity or organization without permission from the Kopernik CIO and CCO. If approved by the Kopernik CIO and CCO, the Employee must disclose the position as an “Outside Affiliation” in ComplySci.

Board Members of Kopernik Portfolio Companies

Subject to Kopernik CIO and CCO approval, an Employee may serve as a director on the board of a company owned in Kopernik’s portfolios. In the event an Employee is permitted to serve as a director on the board of a Kopernik portfolio company, the following controls, rules, and prohibitions will apply:

Kopernik Trading

•	The subject portfolio company’s securities will be placed on a Restricted List in CMGR, which will prevent any Kopernik trading in securities of the company unless overridden by the CCO (or her designee).

•	Any request by a Kopernik Portfolio Manager to trade securities of the portfolio company will be reviewed by the CCO. The CCO (or her designee) may:

I-9

NOT FOR FURTHER DISTRIBUTION

o	Request an attestation from the board member employee stating:

▪	that the employee is not in possession of any material non-public information;

▪	has not shared any information, material or otherwise, subject to confidentiality by virtue of being a member of the board, with any other Kopernik employee;

▪	that the employee is not subject to any black-out period imposed by the issuer;

▪	that the employee has complied with all applicable securities laws and any applicable law;

o	Review email traffic of the board member, Kopernik portfolio managers, or any other relevant Kopernik employee for signs of material non-public information or any other signs of potential impropriety;

o	Determine if any information in Kopernik’s or the employee board member’s possession is material and document the reasoning and analysis of such information.

Personal Trading

•	Employees are prohibited from purchasing any securities of issuers for which a Kopernik Employee serves as a board member of the issuer.

•	The securities of the particular portfolio company will be restricted in ComplySci. Kopernik Legal and Compliance will monitor for any trading activity in Employee Personal Accounts concerning the portfolio company.

Not-for-Profit Organizations

Generally, no approval is required to serve as a trustee/board member of not-for-profit organizations such as religious organizations, foundations, educational institutions, co-ops, private clubs etc., provided that (a) the organization has not issued, and does not have future plans to issue, publicly held securities, including debt obligations; and/or (b) the employee does not act in any investment-related advisory capacity (i.e., any direct or indirect role relating to investment advice or choosing investment advisers; serving on investment committee).

While no prior approval is required (subject to the conditions described above), employees still must disclose their membership on the board of, or participation as trustee of, a non-profit organization in ComplySci by adding the organization as an “Outside Affiliation” in ComplySci.

Outside Financial or Business Interests

Kopernik employees should be cautious with respect to personal investments that may lead to conflicts of interest or raise the appearance of a conflict. Conflicts of interest in this context may arise in cases where a Kopernik employee, a member of his or her family, or a close personal acquaintance, holds a substantial interest in a company that has significant dealings with Kopernik or any of its subsidiaries either on a recurring or “one-off” basis.” For example, holding a substantial interest in a family-controlled or other privately-held company that does business with, or competes against, Kopernik or any of it subsidiaries may give rise to a conflict of interest or the appearance of a conflict. In contrast, holding shares in a widely-held public company that does business with Kopernik from time to time may not raise the same types of concerns. Prior to making any such personal investments, Kopernik employees must pre-clear the transaction, in accordance with the Personal Securities Transactions Policy, attached as Appendix A of this Code, and should consult as appropriate with their supervisor, a Legal and Compliance representative, or the CCO.

I-10

NOT FOR FURTHER DISTRIBUTION

Kopernik employees should also be cautious with respect to outside business interests that may create divided loyalties, divert substantial amounts of their time, and/or compromise their independent judgment. If a conflict of interest situation arises, you should report it to a representative of the Legal and Compliance Department or to the CCO. Business transactions that benefit relatives or close personal friends, such as awarding a service contract to them or a company in which they have a controlling or other significant interest, may also create a conflict of interest or the appearance of a conflict. Kopernik employees must consult with Legal and Compliance before entering into any such transactions. New employees that have outside financial or business interests should report them in ComplySci as required and bring them to the attention of Legal and Compliance immediately.

8. Cash Compensation, Gifts, and Entertainment

Business gifts and entertainment are designed to build goodwill and sound working relationship among business partners. However, under certain circumstances, gifts, entertainment, or other benefits may be or could be viewed as attempts to “buy” favorable treatment. Accepting or offering such inducements could raise questions about an employee’s ability to make independent business judgments in Kopernik’s or clients’ best interests. Employees should also keep in mind that certain types of inducements may constitute illegal bribes, pay-offs, or kickbacks. Each employee must use common sense and good judgment in connection with the receipt of gifts and entertainment and avoid any appearance of impropriety. If employees have questions or uncertainty about whether any gifts, entertainment or other type of inducement is appropriate, they should contact their supervisor or Legal and Compliance for guidance.

The Legal and Compliance Department and each employee will keep in mind the guidance from the SEC in IM Guidance 2015-01 dated February 2015 which highlights the conflict of interest that arises when the personnel are presented with gifts, favors, or other forms of consideration (gifts and entertainment).

Cash Compensation

All employees are prohibited from accepting cash from individuals or firms which provide services to the Firm. Employees also are not permitted to accept cash or securities, in any amounts, from clients of the Firm, either as compensation or in connection with a request to deposit the cash or securities into the client’s account. “Cash,” for the purposes of the Code, includes anything with a stated money value that can be used like, or converted into, cash, including, but not limited to, gift certificates, postal vouchers, credit/debit cards, traveler’s checks, or similar items not associated with a retailer. In addition, employees may not give cash to other employees, except as reasonable gifts to administrative staff for holidays, birthdays, birth of a child, weddings, and similar occasions. Any exceptions to this prohibition must be approved in writing by Legal and Compliance.

I-11

NOT FOR FURTHER DISTRIBUTION

Gifts and Entertainment

General

Providing and receiving gifts of non-cash compensation are permissible with the limits set forth below. In all circumstances, employees should not give or accept gifts that are so lavish or extravagant as to raise questions of impropriety.

Employees may not accept or receive gifts from a single person or entity with whom Kopernik does business in an amount that exceeds the market value of $250 ($100 for Distribution & Client Services Employees) per calendar year, either as an individual item or in the aggregate during a calendar year. Employees also may not give gifts to a single person or entity in an amount that exceeds a market value of $250 ($100 for Distribution & Client Services Employees) per year, either as an individual item or in the aggregate during a calendar year. Promotional items of nominal value, such as calendars, restaurant guides, hats, pens, and other items with Kopernik or other corporate logos are not included in the $250 limits as “gifts.”

Kopernik has a $375 per event cap on the receipt of business meals and business entertainment, which includes the market value, plus any applicable fees, for the participation of the Kopernik employee and guest(s) that may accompany him or her. “Business Entertainment,” to be permissible, must be at a suitable business venue and have a business purpose. For Business Entertainment, representatives of both Kopernik and the client or vendor must be present; otherwise the meal or entertainment will be deemed a “gift.”

Reporting of Gifts and Entertainment

All Kopernik employees must report gifts and entertainment, given or received, above $25. For Distribution & Client Services Employees, gifts or entertainment must be reported to Kopernik using Concur Technology. All other employees must report gifts and entertainment to Legal and Compliance using the ComplySci platform (http://kopernikglobal.complysci.com).

Compliance with Anti-Corruption Laws

Kopernik employees should be aware that Kopernik strictly prohibits the acceptance, offer, payment, or authorization, whether directly or via a third party, of any bribe, and any other form of corruption, whether involving a government official or an employee of a public or private commercial entity. Therefore, it is the responsibility of all Kopernik employees to adhere to applicable anti-corruption laws and regulations in the jurisdictions in which they do business, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and similar international laws regulating payments to public and private sector individuals (collectively, the “Anti-Corruption Laws”).

Kopernik expects all employees to refuse to make or accept questionable and/or improper payments. As a component of this commitment, no Kopernik employee may give money, gifts, or anything else of value (which include providing jobs or internships) to any official or any employee of a governmental or commercial entity if doing so could reasonably be construed as an attempt to provide Kopernik with an improper business advantage. In addition, any proposed payment or gift to a government official, including employees of government-owned or controlled enterprises (e.g., sovereign wealth and pension funds, public utilities, and national banks), must be reviewed in advance by a representative of the Legal and Compliance Department, even if such payment is common in the country of payment. Kopernik employee should be aware that they do not actually have to make the payment to violate Kopernik’s policy and the law – merely offering, promising, or authorizing it will be considered a violation.

I-12

NOT FOR FURTHER DISTRIBUTION

Kopernik employees should be familiar with Anti-Corruption Laws, which make it illegal (with civil and criminal penalties) for Kopernik, and its employees and agents, to provide anything of value to public or private sector employees, directly or indirectly, for the purpose of obtaining an improper business advantage (which can include improperly securing government licenses and permits). Accordingly, the use of Kopernik funds or assets (or those of any third party) to make a payment directly or through another person or company for any illegal, improper, and/or corrupt purpose is strictly prohibited.

It is often difficult to determine at what points a business courtesy extended to another person crosses the line into becoming excessive, and what ultimately could be considered a bribe. Therefore, no entertainment or gifts may be offered to, or travel or hotel expenses paid for, any public official, including employees of government-owned or controlled enterprises, under any circumstances, without the express prior written approval of the CCO.

9. Political Contributions and Activities

Introduction

Certain investment advisers in the past have sought to unfairly influence the award of advisory contracts and services through the use of political contributions. These practices, known as “pay-to-play,” distort the investment adviser selection process and may violate the Advisers Act anti-fraud provisions. It is Kopernik’s policy to not engage third parties to solicit advisory business from government entities on its behalf. If it decides to do so in the future, it will do so in compliance with Rule 206(4)-5 of the Advisers Act. In addition, neither Kopernik nor its employees and consultants are permitted to “Solicit” or “Coordinate” (as defined herein) political contributions for any official of a government entity, such as a State university or endowment, to which Kopernik or an affiliate is seeking to provide investment advisory services or a political party of a state or locality where Kopernik or an affiliate is providing advisory services to a government entity.

Given the complexity of Rule 206(4)-5, which imposes significant restrictions on political contributions made by an investment adviser and its employees, and the potential loss of investment management fees that result from a violation of Rule 206(4)-5, all Kopernik employees who desire to make political Contributions must have each and every Contribution pre-cleared by Legal and Compliance before the contribution is made. Kopernik employees who obtain such pre-clearance may make political contributions of up to $350, per election, to an elected official or candidate for whom the employee is entitled to vote, and up to $150, per election, to an elected official or candidate for whom the employee is not entitled to vote. Political contributions made through a political action committee (a “PAC”) are excluded from pre-clearance unless Kopernik or a Kopernik employee may be deemed to control the PAC. If a Kopernik employee inadvertently exceeds these Contribution amount, he or she should immediately notify the CIO and CCO.

I-13

NOT FOR FURTHER DISTRIBUTION

Definitions

“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for the purpose of influencing any election for state or local office or, in the case of someone holding a state or local office, for the purpose of influencing the election of such person to a federal office. Also included are payments of debt incurred in connection with any such election, transition or inaugural expenses incurred by the successful candidate for state or local office, and in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any state or local candidate campaign, federal campaign if the candidate is holding a state or local office, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Code (such as the Republican or Democratic Governors Association), or the inaugural committee or transition team of a successful candidate. Volunteer services that do not include in-kind Contributions which are provided to a campaign by employees on their own personal time are not “Contributions.”

“Solicit” means to communicate, directly or indirectly, for the purpose of obtaining or arranging a Contribution or payment.

“Coordinate” means, with respect to Contributions, bundling, pooling, or otherwise facilitating the Contributions made by other persons.

Pre-Clearance Requests of Political Contributions

All Employees

Employees seeking pre-clearance of a Political Contribution should submit such request through the ComplySci (http://kopernikglobal.complysci.com) with the required information, including:

•	Proposed Date of Contribution

•	Value of the Contribution

•	Currency

•	Name of the Recipient

Employees may not make the Contribution to the candidate until it has been approved by the Legal and Compliance Department in writing or via ComplySci.

New Hires

Rule 206(4)-5 requires investment advisers to take into account past political Contributions of new employees. Accordingly, before hiring any employee to work at Kopernik, Kopernik shall obtain a list of any political Contributions made by such prospective employees in (1) six months prior to the start of employment in the case of a prospective employee who will have no sales or marketing responsibilities or (2) the two years prior to the prospective employee’s start of employment at Kopernik for any other employee. The list shall be provided to the CCO, who will determine if any such past political contributions could affect the investment management fees earned by Kopernik under Rule 206(4)-5.

I-14

NOT FOR FURTHER DISTRIBUTION

Recordkeeping

Compliance will maintain a record of all Contributions made by Kopernik employees via ComplySci.

10. Corporate Opportunities and Resources

Kopernik employees owe a duty to Kopernik to advance the firm’s legitimate interests when the opportunity to do so arises and to use corporate resources exclusively for that purpose. Corporate opportunities and resources must not be taken or used for personal gain. Kopernik employees are prohibited from:

•	Taking for themselves personally, opportunities that are discovered through the use of company property, information or their position;

•	Using company property, information, resources or their company position for personal gain; and

•	Competing with Kopernik directly or indirectly.

Kopernik employees have a responsibility to safeguard and make proper and efficient use of Kopernik’s property. Every Kopernik employee also has an obligation to protect Kopernik’s property from loss, fraud, damage, misuse, theft, embezzlement, or destruction. Acts of fraud, theft, loss, misuse, carelessness, and waste of assets may have a direct impact on Kopernik’s profitability. Any situations or incidents that could lead to theft, loss, fraudulent or other misuse or waste of Kopernik property should be reported to your supervisor or a representative of the Legal and Compliance Department as soon as they come to an employee’s attention. Please see the Kopernik Compliance Manual (See Section 9.6 Whistleblower Policy) for information regarding employee protections.

11. Recordkeeping and Retention

Kopernik will maintain the following records in a readily accessible place in accordance with Rule 204-2 under the Advisers Act.

•	A copy of each Code that has been in effect at any time in the past seven years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A list of the names of persons who are currently, or within the past five years were, employees;

•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an employee,

•	Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation(s) and/or account statement(s) submitted in lieu of those reports;

•	A record of any decision that grants an employee an exception to the Code;

•	A record of persons responsible for reviewing an employees’ reports made pursuant to the Code currently or during the last five years; and

•	A copy of reports provided to a mutual fund client regarding the Code.

I-15

NOT FOR FURTHER DISTRIBUTION

12. Confidentiality

Subject to Kopernik’s Whistleblower Policy (See Kopernik Compliance Manual – Section 9.6), Kopernik employees must maintain the confidentiality of sensitive non-public and other confidential information entrusted to them by Kopernik or its clients and vendors and must not disclose such information to any persons except when disclosure is authorized by Kopernik or mandated by regulation or law. However, disclosure may be made to (1) other Kopernik employees who have a bona-fide “need to know” in connection with their duties, (2) persons outside Kopernik (such as attorneys, accountants, or other advisers) who need to know in connection with a specific mandate or engagement from Kopernik or who otherwise have a valid business or legal reason for receiving it and have executed appropriate confidentiality agreements, or (3) regulators pursuant to an appropriate written request.

Confidential information includes all non-public information that might be of use to competitors, or harmful to Kopernik or our clients and vendors, if disclosed. The identity of all clients is considered confidential. Intellectual property (such as confidential product information, trade secrets, trademarks, copyrights, and all intellectual property), business, marketing and service plans, databases, records, salary information, unpublished financial data and reports as well as information that vendors or clients have entrusted to use are also considered confidential information. Please note that the obligation to preserve confidential information continues even after employment with Kopernik ends.

To safeguard confidential information, Kopernik employees should observe at least the following procedures:

•	Special confidentiality arrangements may be required for certain parties, including outside business associates and governmental agencies and trade associations, seeking access to confidential information;

•	Papers relating to non-public matters should be appropriately safeguarded;

•	Appropriate controls for the reception and oversight of visitors to sensitive areas should be implemented and maintained;

•	Sensitive business conversations, whether in person or on the telephone, should be avoided in public places and care should be taken when using portable computers and similar devices in public place; and

•	E-mail messages and attachment containing material non-public information should be treated with similar discretion (including encryption, if appropriate) and recipients should be made aware of the need to exercise similar caution.

Nothing herein, or in any contractual confidentiality provision to which an employee is subject, prohibits employees from reporting possible violations of law or regulation to any governmental agency or entity, or self-regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

I-16

NOT FOR FURTHER DISTRIBUTION

13. Administration and Enforcement

Approval of the Code

This Code has been approved and adopted by Kopernik, and all funds for which Kopernik serves as an adviser.

Violations

Kopernik and each fund for which Kopernik acts as an adviser must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code. Employees must report known or suspected violations of the Code promptly to the CCO. Such reports will be treated confidentially to the extent permitted by law and investigated promptly.

Sanctions for Violations of the Code

Employees are subject to serious sanctions for violations of specific provisions or general principles of the Code. Literal compliance with specific provisions of the Code will not shield an employee from sanction or liability for conduct that violates the spirit of the Code.

Violations will be reviewed, and sanctions determined by the CCO or his/her designee(s).

Factors which may be considered when determining an appropriate sanction include, but are not limited to:

•	Whether the act or omission was intentional, negligent, or voluntary;

•	Harm done to a fund or client;

•	Extent of unjust enrichment;

•	Frequency of occurrence;

•	Degree to which there is a personal benefit from unique knowledge obtained through an employee’s position within Kopernik or an affiliated entity;

•	Evidence of fraud, violation of law, or reckless disregard of a regulatory requirements; and/or

•	Level of accurate, honest, and timely cooperation from the employee subject to the Code.

Sanctions which may be imposed include, but are not limited to:

•	Written warning;

•	Letter of reprimand;

•	Restriction of personal trading privileges (including a permanent ban from trading);

•	Breaking of trades in violation of the Code;

•	Disgorgement of trading profits;

•	Fines;

•	Suspension; and/or

•	Termination of employment.

I-17

NOT FOR FURTHER DISTRIBUTION

Form ADV Disclosure

Kopernik and any affiliated entity that is a registered investment adviser must include in Part 2 of its Form ADV a description of the Code and a statement that such entity will provide a copy of the Code to any client or prospective client upon request.

Interpretation of the Code

Questions regarding the interpretation or applicability of provisions of this Code should be directed to Kopernik’s CCO. Exceptions may be made, on a case-by-case basis, to any of the provisions of this Code upon concluding that the exception is warranted. This evaluation shall include a determination that no client or fund is likely to be disadvantaged or otherwise adversely affected by the exception. All exceptions must be documented, and a record of the exception must be created and maintained.

I-18

NOT FOR FURTHER DISTRIBUTION

Appendix A

Personal Securities Transactions Policy

1.	Overview

(a)	Introduction

Kopernik recognizes the importance to its employees of being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies. However, because of the potential conflicts of interest inherent in our business, our industry and Kopernik have implemented certain standards and limitations designed to minimize these conflicts and help ensure that we focus on meeting our duties as a fiduciary for our clients. Employees should be aware that their ability to liquidate positions may be severely restricted under these policies, including during times of market volatility.

Kopernik senior management believes it is interests with the interests of our clients important for employees to align their own personal (please refer to Kopernik’s Co-Investment Policy). Consequently, employees are encouraged to invest in the mutual fund products and services offered by Kopernik, where available and appropriate.

(b) Definitions

The following definitions apply for the purpose of this Appendix A of the Code; however additional definitions are contained in the text itself. 1

1.	“Kopernik” means Kopernik Global Investors, LLC and its subsidiaries.

2.	“Beneficial Ownership” includes, but is not limited to, ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security. For example, an individual has an indirect pecuniary interest in any Security owned by the individual’s spouse. Beneficial Ownership includes, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, having or sharing “voting power” [2] or “investment power.” [3]

3.	“Client” means any person or entity, including an investment company, for which Kopernik serves as investment adviser.

4.	“Chief Compliance Officer” or “CCO” refers to Kopernik’s Chief Compliance Officer.

5.	“Employee” refers to any person who is an employee or officer of Kopernik.

1 Due to the importance that Kopernik places on promoting responsible personal trading, we have applied the definition of “access person,” as used in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, and related requirements to all Kopernik employees and officers.

2 “Voting power” means the power to vote, or to direct the voting of, a security.

3 “Investment power” means the power to dispose, or to direct the disposition of, such security.

I-19

NOT FOR FURTHER DISTRIBUTION

6.	“Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, as well as similar offerings of Securities issued outside of the United States.

7.	“Kopernik Approved List” means the list of securities eligible for purchase in Kopernik Client accounts.

8.	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Sections 4(2) or 4(6) thereof or pursuant to Rules 504, 505, or 506 under the 1933 Act, as well as similarly exempted offerings of Securities issues outside the United States. Investments in hedge funds are typically sold in a limited offering setting.

9.	“Personal Account” refers to any account (including, without limitation, a custody account, safekeeping account, and an account maintained by an entity that may act in a brokerage or a principal capacity) in which any type of security (as defined in Section 2(a)(36) of the Investment Company Act of 1940) may be traded or custodied, and in which an Employee has any Beneficial Ownership, and any such account maintained by or for a financial dependent of an Employee. For example, this definition includes Personal Accounts of:

a.	An Employee’s spouse/domestic partner including a legally separated or divorced spouse who is a financial dependent;

b.	Financial dependents of an Employee, including both those residing with the Employee and those not residing with the Employee, such as financially dependent children away at college; and

c.	Any person or entity for which the Employee acts as a fiduciary (e.g., acting as a Trustee) or who has given investment discretion to the Employee, other than accounts over which the employee has discretion as a result of his or her responsibilities at Kopernik.

Personal Accounts include any account meeting the above definition even if the Employee has given discretion over the account to someone else.

10.	“Purchase or Sale of a Security” includes, among other transactions, the writing or purchase of an option to sell a Security and any short sale of a Security.

11.	“Security” or “Securities” has the meaning set forth in Section 2(a)(36) of the Investment Company Act and includes equities/stocks, corporate bonds (or other corporate debt), single security exchange-traded products, options or forward contracts, or any derivatives of the foregoing.

“Security” or “Securities” does not include:

a.	Securities issued by the government of the United States;

I-20

NOT FOR FURTHER DISTRIBUTION

b.	Short-term debt securities that are government securities within the meaning of section 2(a)(16) [4] of the Investment Company Act;

c.	Currencies;

d.	Commodities;

e.	Shares issued by money-market funds;

f.	Shares issued by open-end mutual funds;

g.	Shares issued by exchange-traded funds (“ETFs”); [5]

h.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds;

i.	Bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, and such other instruments as may be designated from time to time by the CCO.

12.	A Security is “Being Considered for Purchase or Sale” when:

a.	A Kopernik research analyst begins his/her research on a security and, thus, adds the security to the firm’s “research pipeline;”

b.	A portfolio manager has indicated his or her intention to purchase or sell a Security; or

c.	An open order in the Security exists.

This is not an exhaustive list. At the discretion of the Legal and Compliance Department, a Security may be deemed “Being Considered for Purchase or Sale” even if none of the above events have occurred, particularly if a portfolio manager is contemplating the purchase or sale of that Security, as evidenced by e-mails or the portfolio manager’s preparation of, or request for, research.

13.	“ComplySci” means the web-based application used to electronically pre-clear personal securities transactions among other preclearance and reporting requirements. The application can be accessed at: http://kopernikglobal.complysci.com

2. Requirements and Restrictions

The following are the details of the standards which must be observed by all Employees:

(a) General Standards

Employees have an obligation to conduct their personal investing activities and related Securities transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of Kopernik and its clients. Employees must carefully consider the nature of their Kopernik responsibilities – and the type of information he or she might be deemed to possess in light of any particular securities transactions – before engaging in any investment-related activity or transaction.

4 “Government security” means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit of any of the foregoing.

5 Includes exchange-traded notes. Does NOT included single stock exchange-traded products.

I-21

NOT FOR FURTHER DISTRIBUTION

i.	Material Nonpublic Information: Employees in possession of material nonpublic information about or affecting Securities, or their issuer, are prohibited from buying or selling such Securities, or advising any other person to buy or sell such Securities. Similarly, they may not disclose such information to anyone without the permission of the CCO. Please see Section 5 of the Code for more details on Kopernik’s Insider Trading Policy.

ii.	Short-Term Trading: Employees are encouraged to adopt long-term investment strategies (See “Short-Term Trading” section below for applicable holding period for individual securities). Similarly, purchases of shares of most mutual funds should be made for investment purposes. Employees are therefore prohibited from engaging in transactions in a mutual fund that are in violation of the fund’s prospectus, including any applicable short-term trading or market-timing prohibitions.

With respect to Kopernik funds, Employees are prohibited from short-term trading, and may not affect a purchase and redemption, regardless of size, in and out of the same mutual fund within any sixty (60) day period. 6

iii.	Personal Responsibility: It is the responsibility of each Employee to ensure that all Securities transactions in Personal Accounts are made in strict compliance with the restrictions and procedures in the Code and this Appendix A, and otherwise comply with all applicable legal and regulatory requirements.

(b)	Disclosure of Personal Accounts

All Employees must disclose their Personal Accounts to the Legal and Compliance Department. Employees do NOT need to disclose the following accounts: 401k, savings accounts, or certificates of deposit. It is each Employee’s responsibility to ensure that the Legal and Compliance Department is appropriately notified of all accounts and to direct the broker to provide the Legal and Compliance Department with electronic brokerage transactions confirmations and account statements (and verify that it has been done). Do not assume that the broker-dealer will automatically arrange for this information to be set up and forwarded correctly. It is the Employee’s responsibility to ensure that transactions are feeding from their broker to ComplySci, with assistance from Legal and Compliance.

Any new Personal Accounts must be reported to Legal and Compliance within 10 days of being opened. No trading is permitted in any Personal Account until it has been disclosed to Legal and Compliance and the Personal Account is feeding directly to ComplySci.

6 These restrictions shall not apply to investments in mutual funds through professionally managed asset allocation programs; automatic reinvestment programs; automatic investments through 401(k) and similar retirement accounts; and any other non-volitional investment vehicles. These restrictions also do not apply to transactions in money market funds and other short duration funds used as checking accounts or for similar cash management purposes.

I-22

NOT FOR FURTHER DISTRIBUTION

(c) Designated Brokerage Accounts

Personal Accounts of an Employee that are maintained as brokerage accounts must be held only at brokers with the ability to electronically feed transactions into ComplySci (each a “Designated Broker”). Please note that certain brokers’ ability to feed into ComplySci may be disrupted or certain brokers may cease offering the ability to electronically feed transactions to ComplySci. In the event a broker is no longer willing or able to electronically feed transactions, the broker will no longer be considered a Designated Broker and the Employee must transition their account to a broker that is a Designated Broker. Below are some examples of brokers that currently feed into ComplySci:

•	Charles Schwab;

•	E*TRADE Financial;

•	Fidelity;

•	Goldman, Sachs & Co.;

•	J.P. Morgan;

•	Merrill Lynch;

•	TD Ameritrade;

•	Vanguard

Under limited circumstances, the Legal and Compliance Department may grant exceptions to this policy and approve the use of other broker-dealers or custodians (such as in the case of proprietary products that can only be held at specific firms). In addition, the CCO may modify this list at any time.

All Securities in which an Employee has any Beneficial Ownership must be held in Personal Accounts and maintained in accordance with the Designated Broker requirements described above (except that shares of open-end mutual funds may be held directly with the investment company). Additionally, Employees may affect Securities transactions only in Personal Accounts (or directly through a mutual fund’s transfer agent). In limited circumstances, the CCO, or her designee, may grant an exception to these requirements (See Section  13 of the Code). This requirement applies to all types of Securities and personal Securities transactions including, for example, Securities issued in a Limited Offering or other direct investments.

(d) Pre-Clearance Requirement – Investment Research Employees

Pre-Clearance Process

Subject to the exceptions specified below, an Investment Research Team Employee (“Research Employee”) may not purchase or sell, directly or indirectly, any Security in which the Research Employee has (or after such transaction would have) any Beneficial Ownership unless the Research Employee obtains, in this order, (1) prior approval via email from the Kopernik CIO or Deputy CIO and (2) pre-clearance from the Legal and Compliance Department via ComplySci with email evidencing approval from the Kopernik CIO or Deputy CIO attached. If a Research Employee is seeking pre-clearance to purchase a security not on the Kopernik Approved List, the Research Employee must provide to the Kopernik CIO or Deputy CIO, his or her reasoning, in writing, why the security is not appropriate for a Kopernik strategy.

I-23

NOT FOR FURTHER DISTRIBUTION

Legal and Compliance will reject any pre-clearance request that does not include an email approval from the Kopernik CIO or Deputy CIO or does not match the details in the prior written approval provided.

Pre-Clearance Conditions

Pre-Clearance requests made through ComplySci will generally be acted on by the automated pre-clearance system between the hours of 8:00AM and 3:00 PM (Eastern Standard Time). Pre-Clearance requests not acted on by the automated pre-clearance system will be reviewed to determine if the proposed transaction complies with the Code or whether the Security is restricted from trading. These requests will be reviewed and addressed as soon as possible between the hours of 8:00AM and 3:30PM (Eastern Standard Time). Requests submitted after 3:30PM will be addressed on a “best efforts” basis. The Legal and Compliance Department will communicate to the requesting Research Employee its approval or denial of the proposed transactions, either in writing (e-mail) or through ComplySci (e-mail).

Pre-Clearance approvals are only good for the trading day on which they were granted. If a trade that is pre-cleared is not executed on the same day, the Research Employee must restart the pre-clearance process described above. There is no guarantee that a trade pre-cleared on one day will be pre-cleared on the next day.

Research Employees must obtain approval from the Legal and Compliance Department before placing an order with their broker. Failure to abide by these pre-clearance rules will subject the Research Employee to the repercussions discussed below in Section  4 of this Appendix A.

(e) Pre-Clearance Requirement – Non-Research Employees

Pre-Clearance Process

Subject to the exceptions specified below, an Employee on the Business Administration, Distribution & Client Services, Trading, or Marketing Teams (“Non-Research Employee”) may not purchase or sell, directly or indirectly, any Security in which the Non-Research Employee has (or after such transaction would have) any Beneficial Ownership unless the Non-Research Employee obtains pre-clearance from the Legal and Compliance Department via ComplySci.

Pre-Clearance Conditions

Pre-Clearance requests made through ComplySci will generally be acted on by the automated pre-clearance system between the hours of 8:00AM and 3:00 PM (Eastern Standard Time). Pre-Clearance requests not acted on by the automated pre-clearance system will be reviewed to determine if the proposed transaction complies with the Code or whether the Security is restricted from trading. These requests will be reviewed and addressed as soon as possible between the hours of 8:00AM and 3:30PM (Eastern Standard Time). Requests submitted after 3:30PM will be addressed on a “best efforts” basis. The Legal and Compliance Department will communicate to the requesting Non-Research Employee its approval or denial of the proposed transactions, either in writing (e-mail) or through ComplySci (e-mail).

Pre-Clearance approvals are only good for the trading day on which they were granted. If a trade that is pre-cleared is not executed on the same day, the Non-Research Employee must restart the pre-clearance process described above. There is no guarantee that a trade pre-cleared on one day will be pre-cleared on the next day.

I-24

NOT FOR FURTHER DISTRIBUTION

Non-Research Employees must obtain approval from the Legal and Compliance Department before placing an order with their broker. Failure to abide by these pre-clearance rules will subject the Non-Research Employee to the repercussions discussed below in Section  4 of this Appendix A.

(f) Short-Term Trading and Holding Period

Employees must always conduct their personal trading activities lawfully, properly, and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. Kopernik discourages short-term trading strategies, and Employees are cautioned that such strategies may inherently carry higher risk of regulatory or other scrutiny. In any event, excessive or inappropriate trading that interferes with job performance, or compromises the duty that Kopernik owes to its Clients will not be tolerated.

Research Employees are subject to a mandatory buy and hold period of 180 days for all Securities, except in the case of a Non-Volitional Transaction as described below.

All other employees are subject to a mandatory buy and hold period of 30 days for all Securities, except in the case of a Non-Volitional Transaction as described below or in the case of trading single-stock exchange-traded products.

For the purposes of the holding period, the date a trade is executed is consider day 0 for purposes of calculating the holding period.

All employees may sell securities at a loss during the applicable holding period (subject to other restrictions in this Policy), but may not repurchase the same Security for 30 days.

(g) Limitations on Trading Activity – All Employees

Trading in any Security on the Kopernik Approved List is subject to black-out periods for the seven (7) days before and after the last trade of that Security in a Kopernik client account.

Options trades referencing Securities on the Kopernik Approved List and Kopernik Pipeline are strictly prohibited. Trading in any Security Being Considered for Purchase or Sale (including derivatives or options referencing such a Security) is strictly prohibited.

No Employee, or other person whose Personal Accounts are covered under this Code shall acquire for a Personal Account, any Security issued in an Initial Public Offering.

Employees are prohibited from purchasing any securities of issuers for which a Kopernik Employee serves as a board member of the issuer.

(h) Limitations on Trading Activity – Research Employees

Research Employees are limited to initiating a position in no more than ten (10) individual Securities in a calendar year.

I-25

NOT FOR FURTHER DISTRIBUTION

Research Employees are restricted from transactions in Securities that Kopernik is short.

(i) Limited Offerings/Private Placements

No Employee, or other person whose Personal Accounts are covered under this Code, shall acquire any Security issued in any limited or private offering (except for offerings of Kopernik private funds) unless the CCO (or her designee) give prior written approval and document the basis for granting approval after due inquiry. The CCO, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to the individual by virtue of his or her position with Kopernik. Employees authorized to acquire Securities issued in a limited or private offering must disclose that investment when they play a part in any Client’s subsequent consideration of an investment in the issuer, and in such a case, the decision of Kopernik to purchase Securities of that issuer for a Client will be subject to an independent review by Research Employees with no personal interest in such issuer.7

(j) Exceptions

The pre-clearance requirements and all other prohibitions on trading described above do not apply to Non-Volitional Transactions, including:

a.	Transactions in a Personal Account over which the Employee has no direct or indirect influence or control (i.e., managed for an Employee on a discretionary basis by a third person or entity, when the Employee does not discuss any specific transactions for the account with the third-party manager);

b.	Any Securities transaction affected in an Employee’s Personal Account pursuant to an automatic investment plan, which means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) a Personal Account in accordance with a predetermined schedule and allocation, and includes dividend reinvestment plans. Additional purchases and sales that are not automatic, however, are subject to the pre-clearance requirements.

3. Reporting Requirements

(a)	Duplicate Confirmations and Account Statements

All Employees must direct their brokers to supply Kopernik via ComplySci, on a timely basis, all information regarding transactions in the Employees Personal Account, including the securities bought or sold, the price, the trade date, and other standard trade information.

(b)	Initial Holdings Reports by Employees

7 Any Employee who acquires (or any new Employee with a pre-existing position in) an interest in any private investment fund (including a “hedge fund”) or any other Security that cannot be purchased and held in an account at a Designated Broker shall be exempt from the Designated Broker requirement as described in this Appendix A of the Code. The Legal and Compliance Department may require an explanation as to why such Security cannot be purchased and held in such manner. Transactions in these Securities nevertheless remain subject to all other requirements of this Code, including applicable private placement procedures and pre-clearance requirements.

I-26

NOT FOR FURTHER DISTRIBUTION

An Employee must, within 10 days of commencement of employment with Kopernik, provide a signed and dated initial holdings report to the Legal and Compliance Department. New employees will receive an electronic request to perform this task via the ComplySci platform. The report must contain the following information current as of a date not more than 45 days prior to the date of the report:

i.	All Securities (including private investments as well as any Kopernik managed mutual funds) held in a Personal Account of the Employee, including the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and/or principal amount of each Security/fund beneficially owned;

ii.	The name of any broker-dealer or financial institution with which the Employee maintains a Personal Account in which any Securities are held for the Employee; and

iii.	Details of any outside business affiliations.

Employees must then take all necessary actions to bring their accounts into compliance with the designated broker guidelines detailed in Section 2(c) of this Appendix A.

(c) Quarterly Reports by Employees

Following each calendar quarter, the Legal and Compliance Department will forward (electronically via ComplySci) to each Employee, an individualized form containing all Securities transactions in the Employee’s Personal Accounts during the quarter based on information reported to Kopernik by the Employee’s broker. Transactions in Personal Accounts over which the Employee has no direct or indirect influence or control (i.e., managed for an Employee on a discretionary basis by a third person or entity) or pursuant to an automated investment program need not be included for the purposes of this reporting requirement.

Within thirty (30) days following the end of each calendar quarter, every Employee must review the form and certify its accuracy, making any necessary changes to the information provided on the pre-populated form. In addition, any new Personal Account established during the calendar quarter must be reported, including (1) the name of the broker or other financial institution with which the account was established and (2) the date the account was established.

(d) Annual Holdings Reports by Employees

On an annual basis, by a date to be specific by the Legal and Compliance Department, each employee must provide the CCO an Annual Holdings Report (electronically certified via ComplySci) containing data current as of a date not more than forty-five (45) days prior to the date of submission. 8 The report must disclose:

i.	All Securities held in a Personal Account of the Employee, including the title and type of security, and as applicable the exchange ticket symbol or CUSIP numbers, number of shares and/or principal amount of each Security beneficially owned; and

8 Employees who join the Firm after the annual process has commenced will submit their initial holdings report (see Section 3(b)) and complete their first Annual Holdings Report during the next annual cycle and thereafter.

I-27

NOT FOR FURTHER DISTRIBUTION

ii.	The name of any broker-dealer or financial institution with which the Employee maintains a Personal Account in which any Securities are held for the Employee.

4. Consequences of Violations of this Policy

A violation of the Personal Securities Transactions Policy (the “Policy”) will result in liquidation of the specific tax lots of purchases made in contravention of this Policy, a disgorgement of any profits related to the transaction that violated the Policy, and a written letter of reprimand attested to by the Employee. In addition to the foregoing, an Employee that violates this Policy is subject to additional sanctions described in Section  13 of the Code.

Egregious violations or repeat violations of this Policy may result in additional consequences at the CIO and CCO’s discretion, including termination of employment.

I-28

NOT FOR FURTHER DISTRIBUTION